Exhibit 99.1

[First Federal Bancshares of Arkansas, Inc. Logo]

                                                                        FOR
                                                                     IMMEDIATE
                                                                      RELEASE


1401 Highway 62-65 North                      FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                              Larry J. Brandt/CEO
Harrison, AR  72601                                       Tommy Richardson/COO
                                                           Sherri Billings/CFO
                                                                  870-741-7641



                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                   ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas - August 29, 2007 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that its Board of Directors declared a $0.16 (sixteen cents) cash dividend on the common stock of the Corporation payable on September 21, 2007 to the stockholders of record at the close of business on September 7, 2007.

Larry J. Brandt, CEO of the Corporation, stated, "This will be our 43rd consecutive cash dividend. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

First Federal is a community bank serving consumers and businesses in Northcentral and Northwest Arkansas with a full range of checking, savings, investment, and loan products and services. The Bank, founded in 1934, has $820.5 million in assets and conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs. For more information, visit us on the web at www.ffbh.com.